Exhibit 10.22

SUNRISE TELECOM INCORPORATED

MANAGEMENT BY OBJECTIVE PLAN

(Effective as of January 1, 2007)

1. PURPOSE

The purpose of this Plan is to motivate and retain eligible employees for achievement of certain goals relating to individual employee performance and the performance of the Company. This Plan is designed to ensure that annual bonuses paid hereunder to officers of the Company are deductible under Section 162(m) of the Internal Revenue Code (the “Code”), and the regulations promulgated thereunder (“Section 162(m)”).

2. COVERED INDIVIDUALS

Participants in the Plan are determined annually in the discretion of the Compensation Committee of the Board of Directors (the “Committee”). In selecting participants for the Plan, the Committee will select officers of the Company and its subsidiaries who are likely to have a significant impact on the performance of the Company.

3. ADMINISTRATION OF THE PLAN

The Committee administers the Plan and shall have the sole discretion and authority to administer and interpret the Plan in accordance with Section 162(m) of the Code.

4. MAXIMUM BONUS AND PERFORMANCE GOALS

The annual bonus will be paid in cash, shares of the company’s commons stock (including restricted stock), or common stock equivalents. In the event all or any portion of the annual bonus is to be paid in cash, such portion of the annual bonus shall be made in a one lump sum cash payment. All such cash payments will be subject to withholding for income, social security or other such payroll taxes as may be appropriate. Each fiscal year, the Committee will establish: (a) target bonus levels for the participants; (b) the performance goals that must be achieved in order for a participant to be paid a bonus at a specified level, and (c) the guidance for determining actual bonuses, using the performance measures.

Each participant’s target bonus award will be stated as a percentage of his or her annual base salary. Base salary will be the participant’s annual salary rate on the last day of the fiscal year. Salary, target bonus, and other compensation form the planned total compensation for the employee.

The Committee may use any one or more performance measures in establishing performance goals for any participant for any fiscal year, such as pre-tax income, after-tax income, total annual revenue, other company or divisional performance measures, and individual performance objectives. The Committee may select performance goals that differ from participant to participant and may select performance goals that apply on a corporate, business unit, or segment basis.

Bonuses in excess of $1,000,000 will be paid to any Named Executive Officer only pursuant to a written bonus plan the terms of which are in accordance wit Section 162(m). The Committee may increase, decrease or eliminate all bonus payments under the Plan for any year, or any participant’s bonus for any year in its sole discretion.

5. PAYMENT OF BONUS

No bonus will be paid unless the Committee determines that the performance goals have been satisfied, such determination may be made at any time the Committee deems appropriate. In the event the Committee determines that individual performance goals are satisfied, bonuses may be paid at anytime on or prior to March 15 of the fiscal year following the then current bonus period. The target bonus may be varied upward or downward based on degree of achievement and Company success.

No participant shall have any right to payment of an award unless the plan is in effect and the participant is employed by the company as of the date of payment. However, the Committee may make exceptions to this requirement in the case of death, retirement or disability, or such other circumstances as the Committee may determine.

6. MISCELLANEOUS

6.1 AMENDMENT AND TERMINATION

The Committee reserves the right to amend or terminate the Plan at any time.

6.2 EMPLOYMENT RIGHTS

The adoption and maintenance of this Plan is not an employment agreement between the company and any participant. Nothing herein contained shall be deemed to give any participant the right to be retained in the employ of the company or to interfere with the right of the company to discharge any employee at any time.

6.3 ACQUISITIONS AND DIVESTITURES.

Any bonus payable hereunder will be prorated for any acquisition and/or divestiture to reflect the timing of such event or events during the current Plan year at the time of such acquisition or divestiture.